Exhibit 10.7

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF MYSTIC PARTNERS LEASECO, LLC

This First Amendment to Limited Liability Company Operating Agreement (this “Amendment”) of MYSTIC PARTNERS LEASECO, LLC (the “Company”), is dated as of February 8, 2006 and entered into by and among the following:

Name	Current Address

Mystic Hotel Investors, LLC (a Delaware limited liability company)	Post Office Box 715 914 Hartford Turnpike Waterford, CT 06385

Hersha Hospitality Limited Partnership (a Virginia limited partnership)	510 Walnut Street, 9th Floor Philadelphia, PA 19106

hereinafter collectively, the “Members”.

W I T N E S S E T H:

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Delaware Secretary of State on June 24, 2005 and by execution of a Limited Liability Company Operating Agreement on August 9, 2005 (the “LLC Agreement”); capitalized terms used herein but not otherwise defined shall have the meanings set forth for such terms in the LLC Agreement; and

WHEREAS, the Members desire to restructure the capital sharing ratios and related equity and cost sharing mechanisms with respect to the Development Assets (the “Equity Restructuring”) contained in the LLC Agreement to reflect the Equity Restructuring;

WHEREAS, the Members hereby desire to amend the LLC Agreement as set forth herein as follows:

1.            The Definition of Capital Sharing Ratio is hereby amended such that TRS Class B Member shall have a 15% interest with respect to the Hartford Marriott and a 10% interest with respect to the Hartford Hilton and such that Mystic Member shall have an 85% interest with respect to the Hartford Marriott and a 90% interest with respect to the Hartford Hilton.

2.            The definition of Residual Sharing Ratios is hereby amended such that TRS Class A Member shall have 0% with respect to Hartford Hilton and 0% with respect to the Hartford Marriott, TRS Class B Member shall have 7% with respect to the Hartford Hilton and 10.5% with respect to the Hartford Marriott and Mystic Class Member shall have 93% with respect to the Hartford Hilton and 89.5% with respect to the Hartford Marriott.

3.            The reference to Article 14 in Section 4.2.1(D) shall be amended to refer to Article 13.

4.             The definition of Distributable Funds set forth in Section 5.2.1 is hereby deleted in its entirety and replaced with the following text:

“Distributable Funds” shall mean (a) with respect to TRS Member, the sum of (i) 100% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of Stabilized Assets, plus (ii) 10% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of the Hartford Hilton, plus (iii) 15% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of the Hartford Marriott, plus (iv) Capital Proceeds actually received and (b) with respect to Mystic Member, the sum of (i) 100% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of Stabilized Assets, plus (ii) 90% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of the Hartford Hilton, plus (iii) 85% of the Net Cash Flow on hand (after repayment of any outstanding Member Loans) in respect of the Hartford Marriott, plus (iv) Capital Proceeds actually received. Attached hereto as Exhibit A for illustrative purposes is a hypothetical calculation of Distributable Funds.

5.             The following text is hereby added as a new Article 14:

14.1        TRS Member Option. Mystic Member hereby grants to TRS Member the option (the “Option”) to purchase up to 50% (in the aggregate, which 50% maximum percentage interest shall include TRS Member’s percentage interest in the Company as evidenced by its Capital Sharing Ratio as of each of the Option Exercise Dates (as defined below)) of Mystic Member’s interest in the entities that own each of the Hartford Hilton (“Hartford Hilton Owner”) and the Hartford Marriott (“Hartford Marriott Owner”), respectively. TRS Member shall have the right to close on the purchase of additional percentage interests acquired pursuant to the Option only on either December 29, 2006 or December 31, 2007 (collectively, the “Option Purchase Dates”) and on no other date. The Option shall expire on the occurrence of the Option Purchase Dates. TRS Member may exercise the Option in any increment of 10%. The amount of the percentage interest desired to be purchased by TRS Member as of the applicable Option Purchase Date in either the Hartford Marriott or the Hartford Hilton shall herein be referred to as the “Additional Percentage Interest”.

14.2        Option Price. The price for TRS Member’s acquisition of a percentage interest in Hartford Hilton Owner (the “Hilton Option Price”) shall equal the sum of (a) the product obtained by multiplying (i) the Contribution Value of the Hartford Hilton as set forth in the Contribution Agreement by (ii) the Additional Percentage Interest plus (b) the product obtained by multiplying (i) all operational funding (i.e. capital calls to fund operational shortfalls) and capital expenditures incurred by Hartford Hilton Owner from the period since the acquisition by the Company of the interests in Hartford Hilton Owner to the applicable Option Purchase Date by (ii) the Additional Percentage Interest plus (c) the product obtained by multiplying (i) 10% by (ii) the sum of (a) plus (b). The price for TRS Member’s acquisition of the Additional Percentage Interest in Hartford Marriott Owner (the “Marriott Option Price”) shall equal the sum of (x) the product obtained by multiplying (i) the total amount of actual costs incurred in the construction and development of the Hartford Marriott (as of the date hereof, the Members hereby acknowledge and agree that such costs are estimated to be approximately $94,000,000) by (ii) the Additional Percentage Interest plus (y) the product obtained by multiplying (i) all operational funding (i.e. capital calls to fund operational shortfalls) and capital expenditures incurred by Hartford Marriott Owner from the period since the acquisition by the Company of the interests in Hartford Hilton Owner to the applicable Option Purchase Date by (ii) the Additional Percentage Interest plus (z) the product obtained by multiplying (i) 10% by (i) the sum of (x) plus (y).

        14.3         Exercise of the Option. In the event that TRS Member desires to exercise the Option, TRS Member shall provide written notice of such desire (an “Option Notice”) to Mystic Member on or prior to October 1, 2006 at 6:00 p.m., New York time (the “First Option Exercise Date”) with respect to the Option Purchase Date occurring on December 29, 2006 and October 1, 2007 at 6:00 p.m., New York time (the “Second Option Exercise Date”, together with the First Option Exercise Date, the “Option Exercise Dates”) with respect to the Option Purchase Date occurring on December 31, 2007. The Option Notice shall include TRS Member’s desired Additional Percentage Interest with respect to the Hartford Hilton and the Hartford Marriott, as applicable. Within ten days after Mystic Member’s receipt of the Option Notice, Mystic Member shall notify TRS Member in writing of the Hilton Option Price and the Marriott Option Price, as applicable. In the event that TRS Member and Mystic Member do not agree on the calculation of the Option Price, TRS Member and Mystic Member shall negotiate the Option Price in good faith. Section 6 of the Contribution Agreement between TRS Member and Mystic Member (as amended) shall govern the calculation of all prorations and post closing adjustments necessary in connection with TRS Member’s exercise of the Option.

14.4         Closing of the Purchase of the Additional Percentage Interest. The parties shall agree on a mutually acceptable location at which to close on TRS Member’s purchase of the Additional Percentage Interests (which may be by mail). On each of the Option Purchase Dates, as applicable, the parties shall do the following:

14.4.1    Execute and deliver an amendment to the LLC Agreement evidencing revised Capital Sharing Ratios and Residual Sharing Ratios (which shall be determined in the same manner as prior to the date hereof) of TRS Member and Mystic Member reflecting TRS Member’s acquisition of the Additional Percentage Interests for the Hartford Hilton and/or the Hartford Marriott, as the case may be;

14.4.2    TRS Member shall pay the Hilton Option Price and/or the Marriott Option Price, as the case may be;

14.4.3    The parties shall calculate the prorations and deliver a Settlement Statement in accordance with the procedures set forth in the Contribution Agreement.

12.            As specifically modified hereby, the LLC Agreement shall remain in full force and effect and is hereby ratified and confirmed. All references to the LLC Agreement shall mean and refer to the LLC Agreement as amended and modified hereby.

13.            This Amendment may be executed in one or more counterparts, and all such counterparts shall together constitute the same agreement.

13.            This Amendment shall be construed and interpreted according to the laws of the State of Delaware. Accordingly, all questions with respect to construction of this Amendment and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Delaware and this Amendment is intended to be performed in accordance with and only to the extent permitted by all applicable laws, ordinances, rules and regulations of such State. In the event that there is a direct conflict between the provisions of Delaware law and the provisions of any other jurisdiction applicable to a particular transaction, the laws of Delaware shall nevertheless apply except and to the extent that such interpretation or application would render the action or proposed action of the Company to be invalid or illegal, in which event, the law of the jurisdiction of the State or country which would be applicable under general rules regarding conflict of laws or rules of comity shall apply.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Members have caused this Amendment to be duly executed by their respective and duly authorized representatives as of the date first above written.

MEMBERS:

HERSHA HOSPITALITY LIMITED PARTNERSHIP

By:
Name:
Title:

MYSTIC HOTEL INVESTORS, LLC

By:
Name:
Title: Authorized Representative

EXHIBIT A

Distributable Funds Illustration

(see attached)